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                                                                    EXHIBIT 10.6

                               THIRD AMENDMENT TO
                      AMENDED AND RESTATED LOAN AGREEMENT

         THIS THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (the "Third Amendment") dated as of the 15th day of May, 1996, by and among Maxco, Inc., a Michigan Corporation (hereinafter referred to as the "Borrower"), and Comerica Bank (formerly known as Comerica Bank- Detroit), a Michigan banking corporation (hereinafter referred to as the "Bank").

                              W I T N E S S E T H
         WHEREAS, Borrower and Bank entered into a certain Amended and Restated Loan Agreement dated October 31, 1994, as amended by First Amendment to Amended and Restated Loan Agreement dated May 9th, 1995 (the "Agreement"); as further amended by Second Amendment to Amended and Restated Loan Agreement dated September 8, 1995 (the "Agreement");

         WHEREAS, Borrower desires to (i) increase the Commitment Amount from $20,000,000 to $24,000,000; (ii) reduce the amount of credit available for Term Loans from $1,000,000 to $454,463; (iii) cancel in its entirety the Revolving Acquisition Loan credit facility of $5,000,000; and (iv) modify other terms and conditions of the Agreement; and

         WHEREAS, the Borrower and the Bank desire to amend certain of the covenants set forth in the Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Bank hereby agree as follows:

         1. In Sub-Section 1.1 of Section 1 of the Agreement, the following definitions are hereby deleted in their entirety and replaced by the following or added entirely:

         The term "Approved Borrower Acquisition(s)" is hereby deleted.





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               The term "Acquisition Commitment Amount" is hereby deleted.

               "Borrowing Base" shall mean the sum of (a) 75 percent of the aggregate outstanding principal balance of the Borrower's and the Guarantors' Eligible Accounts, plus (b) the market value of the capital stock of Finishmaster pledged to the Bank by the Borrower or any Subsidiary, based on the most recent bid price for the capital stock of Finishmaster quoted in the NASDAQ OTC Market multiplied by the Finishmaster Loan Percentage, which market value, for purposes hereof, shall be capped at a maximum of $13,000,000; and less (c) the aggregate amounts of Letters of Credit then outstanding.

               "Commitment Amount" shall mean $24,000,000 (or such lesser amount to which the Commitment Amount may be reduced by the Borrower from time to time under Section 2.8.1 of this Agreement).

               "Note" shall mean the Revolving Credit Note or the Term Note and "Notes" shall mean each of the Revolving Credit Note and the Term Note.

                The term "Revolving Acquisition Note" is hereby deleted.

                The term "Revolving Acquisition Loan" is hereby deleted.

               "Termination Date" shall mean, as to the Revolving Credit Loan, August 1, 1997 (or such earlier date on which the Borrower shall permanently terminate the Bank's commitment under Section 2.8.1 of this Agreement).

     2. The Revolving Credit Note dated October 31, 1994, (the "Note") in the original face amount of Fourteen Million Dollars ($14,000,000), as amended by the First Amendment to Amended and Restated Loan Agreement dated May 9th, 1995, as replaced by a Revolving Credit Note dated September 8, 1995 is hereby amended such that the face amount is Twenty Four Million Dollars ($24,000,000), and the reference in the first paragraph of the Note is amended to read Twenty Four Million Dollars ($24,000,000) and the following definitions contained in the Note are hereby deleted in their entirety and replaced by the following:

          "Eurodollar-based Rate" means a per annum interest rate which is equal to the sum of two hundred forty basis points (2.40%), plus the quotient of:

          (a) the per annum interest rate at which Bank's Eurodollar
              Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Interest Period at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) two(2) Business Days prior to the first day of such Interest Period;









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                          divided by

                 (b) a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

          "Prime-based Rate" shall mean a per annum interest rate which is equal to the Prime Rate plus fifteen (15) basis points (.15%). Effect shall be given to any change in the Prime-based Rate as a result of any change in the Prime Rate on the date of any such change in the Prime Rate.

          3. Paragraph 2.1(b) of Sub-Section 2.1 of Section 2 is hereby deleted in its entirety and replaced by the following:

          (b) Subject to the terms and conditions of this Agreement, the Bank agrees to make term loans for the purchase of machinery and equipment to the Borrower of such amounts as the Borrower shall request pursuant to
     Section 2.2 of this Agreement at any time from the date of this Agreement until the Termination Date, up to an aggregate principal amount outstanding at any time not to exceed Four Hundred Fifty-Four Thousand Four Hundred Sixty-Three Dollars ($454,463.00), at such interest rates, and with such maturity dates, as the Bank and the Borrower shall from time to time agree (such agreement to be evidenced by the Borrower's execution and the Bank's acceptance of, and disbursement against, a Term Note). Those term loans to the Borrower currently outstanding and described on Schedule 2.1(b) shall constitute Term Loans under this Agreement and the promissory notes evidencing such loans shall constitute Term Notes under this Agreement and the principal amount of such loans shall be taken into account in determining the aggregate principal amount of term loans outstanding under this Section 2.1(b).

          4. Paragraph 2.1(c) of Sub-Section 2.1 of Section 2 are hereby deleted in their entirety and replaced by the following:

          (c) Subject to the terms and conditions of this Agreement, to the Borrower's execution and delivery to the Bank of a reimbursement agreement satisfactory to the Bank in its sole discretion and to the Borrower's payment of Bank's letter of credit fees, the Bank shall issue standby and commercial letters of credit on behalf of the Borrower or any Subsidiary in aggregate amounts not to exceed Six Hundred Twenty-Eight Thousand Six Hundred Twenty-Four Dollars ($628,624) at any one time outstanding and with expiration dates not to exceed three hundred sixty five





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         (365) days.  The Borrowing Base shall be reduced by the aggregate amount outstanding under such letters of credit.

     5. Paragraph 2.1(d) of Sub-Section 2.1 of Section 2 is hereby deleted in its entirety.

     6. Sub-Sub-Section 2.2.1 of Sub-Section 2.2 of Section 2 is hereby deleted in its entirety and replaced by the following:


               2.2.1 Notice of Request for Loan and Letters of Credit. The Borrower may with the consent of the Bank request a Revolving Loan, a Term Loan or a Letter of Credit and make payments thereon by telephonic authorization to the Bank in accordance with such terms and procedures as the Bank shall from time to time establish or may give the Bank at least two Business Days' prior written notice of the Borrower's desire for a Revolving Loan, a Term Loan or a Letter of Credit. Such notice shall be signed by an authorized officer of the Borrower and shall specify the proposed Disbursement Date and the principal amount of the proposed advance for such Revolving Loan, Term Loan or the amount of such Letter of Credit.

     7.    Paragraph 2.2.2(e) of Sub-Sub-Section 2.2.2 of Sub-Section 2.2 of
Section 2 is hereby deleted in its entirety.

     8. Paragraph 2.3(c) of Sub-Section 2.3 of Section 2 is hereby deleted in its entirety.

     9. Paragraph 2.4(a) of Sub-Section 2.4 of Section 2 is hereby deleted in its entirety and replaced by the following:

               (a) The Revolving Credit Note shall bear interest on the outstanding principal balance from time to time outstanding at a rate equal to the Prime Rate, plus fifteen (15) basis points (.15%), or the Eurodollar-based Rate, as elected by the Borrower under the terms of the Revolving Credit Note, until maturity, whether by acceleration or otherwise, and thereafter at a rate equal to three percent (3%) per annum plus the rate otherwise prevailing hereunder. Interest shall be payable in accordance with the terms of the Revolving Credit Note.

     10. Paragraph 2.4(c) of Sub-Section 2.4 of Section 2 is hereby deleted in its entirety.

     11.    Sub-Sub-Sub-Section 2.6.1.1 of Sub-Sub-Section 2.6.1 of Sub-Section
2.6 of Section 2 is hereby deleted in its entirety.

     12. Sub-Section 2.8 of Section 2 is hereby deleted in its entirety and replaced by the following:


            2.8      Changes in Commitment and Prepayments.





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               2.8.1 Termination or Reduction in Commitment.  The Borrower may,
          at any time and from time to time, upon at least five (5) Business Days' prior written notice received by the Bank, permanently terminate the Bank's commitments under this Agreement or permanently reduce the Commitment Amount by an integral multiple of $500,000, provided, however, that the Borrower, on the effective date of such termination or reduction, (a) shall pay to the Bank, in the case of a termination, the aggregate unpaid principal amount of all Revolving Loans and Term Loans (together with, in the case of Term Loans, any prepayment penalty or premium provided by the Term Notes or otherwise required by the Bank) and shall deposit with the Bank in cash an amount (adjusted, as deemed necessary by the Bank, for any applicable reserve or other requirements) equal to the Bank's maximum liability under all Letters of Credit then outstanding, or (b) shall pay to the Bank, in the case of a reduction, the amount, if any, by which the aggregate unpaid principal amount of all Revolving Loans exceeds the then reduced Commitment Amount, together in either case with all interest accrued and unpaid on the principal amounts so prepaid. After any such reduction, the commitment fee provided under Section 2.6.1 of this Agreement shall be calculated on the Commitment Amount as so reduced and the Commitment Amount may not be increased or otherwise reinstated without the express written agreement of the Bank.


               2.8.2 Mandatory Prepayments. In addition to the mandatory prepayment required under Section 2.8.1 of this Agreement, the Borrower shall pay to the Bank the amount, if any, by which the aggregate unpaid principal amount of all Revolving Loans from time to time exceeds the lesser of the Commitment Amount or the Borrowing Base, together with all interest accrued and unpaid on the amount of such excess, but without other premium or penalty. Such prepayment shall be immediately due and owing upon the occurrence of any such excess, provided, however, that any mandatory prepayment made under this Section 2.8.2 shall not reduce the Commitment Amount.


               2.8.3 Optional Prepayments. (a) The Borrower may, at any time and from time to time, upon at least one (1) Business Day's prior written notice received by the Bank, prepay the unpaid principal amount of the Revolving Loans for which Borrower has elected the Prime-based Rate, in whole or in part without premium or penalty, provided, however, that any such optional prepayment shall be made in an integral multiple of $10,000 and provided, further, that any optional prepayment made under this Section 2.8.3 shall not reduce the Commitment Amount. Prepayments of any Revolving Loans for which the Borrower has elected the Eurodollar-based Rate shall be governed by the Note.

               (b) The Borrower may prepay the unpaid principal amount of the Term Loans only if permitted by, and on the terms of, the Term Notes.





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               13.    Sub-Section 7.3 of Section 7 is hereby deleted in its
entirety and replaced by the following:

                          7.3 Stock Acquisition. Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so, except in connection with the conversion of Borrower's preferred stock into Borrower's common stock pursuant to the terms of Borrower's preferred stock, including but not limited to the repurchase by Borrower of any shares of Borrower's capital stock.

               14. Except as specifically modified hereby, the terms and conditions of the Agreement and the Notes remain in full force and effect and the undersigned hereby ratify and agrees to be bound by the terms of the Agreement as hereby amended.

               15. Neither the extension of this Third Amendment by the Bank, nor any other act or omission by the Bank in connection herewith, shall be deemed a waiver by the Bank of any default under the Agreement.

               IN WITNESS WHEREOF, the Borrower and the Bank have caused this Third Amendment to be executed by their duly authorized officers as of the day and year first written above.

                                     MAXCO, INC.


                                     By /s/ Vincent Shunsky
                                        -------------------------------
                                           Vincent Shunsky
                                          Its Vice President


                                     COMERICA BANK


                                     By /s/ David G. Granthanm
                                        -------------------------------
                                           David G. Grantham
                                           Its Vice President





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     The Undersigned Guarantors hereby acknowledge and consent to the above
Second Amendment.

Akemi Plastics, Inc.

         Vincent Shunsky
By -----------------------
         Vincent Shunsky
         Its Treasurer


Ersco of Michigan, Inc.                            Pak-Sak Industries, Inc.

         Vincent Shunsky                                    Vincent Shunsky
By ------------------------                        By -----------------------
         Vincent Shunsky                                    Vincent Shunsky
         Its Treasurer                                      Its Treasurer


Wisconsin Wire & Steel, Inc.                       CMC, Inc.

         Vincent Shunsky                                    Vincent Shunsky
By -----------------------                         By ----------------------
         Vincent Shunsky                                    Vincent Shunsky
         Its Treasurer                                      Its President


Pacer Tool & Mold, Inc.

         Vincent Shunsky
By -----------------------
         Vincent Shunsky
         Its Treasurer





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